                                                                      EXHIBIT 99

[Coastal Corporation logo                                             NEWS
appears here]                                                         RELEASE
- --------------------------------------------------------------------------------


                                            Contact:   Steven M. Eames
                                                       713/877-6733


                        COASTAL'S ANR PIPELINE COMMENCES
                   $75 MILLION PUBLIC OFFERING OF DEBENTURES


HOUSTON, MAY 25, 1995 -- ANR Pipeline Company, a Detroit-based subsidiary of The Coastal Corporation, said today it has commenced a public offering through underwriters of $75 million in principal amount of 7% Debentures due June 1, 2025, putable by the holders for redemption at par on June 1, 2005. NationsBanc Capital Markets, Inc. and Lehman Brothers are the underwriters. ANR said it intends to use the net proceeds from the offering for the repayment of its Swiss Franc Bonds in the dollar-equivalent amount of $58.1 million due October 1995, which have an effective interest rate of 10.7%, and for general corporate purposes. The offering is being made only by means of a Prospectus and Prospectus Supplement available from the underwriters.

     The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company, which this year is celebrating its 40th anniversary. Coastal has consolidated assets of more than $10 billion and subsidiary operations in natural gas marketing, transmission and storage, petroleum refining and marketing, oil and gas exploration and production, coal, chemicals, trucking and independent power production.